EXHIBIT 23.2

Green & Company, CPAs A PCAOB Registered Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use of our audit report dated January 13, 2017, March 16, 2017 for the changes mentioned in Notes 1, 2, 9 and June 1, 2017 for the changes mentioned in Notes 1, 2 in XPLOSION INCORPORATED’s Amendment No. 2. Form S-1/A relating to the accompanying balance sheets as of October 31, 2016 and 2015, and the related statements of operations, stockholders' deficit, and cash flows for the period from October 6, 2015 (Inception) to October 31, 2015 and the fiscal year ended October 31, 2016.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

Green & Company, CPAs

Temple Terrace, FL

June 12, 2017

10320 N 56th Street, Suite 330	Temple Terrace, FL 33617	813.606.4388